U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.
FORM 4
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Jaske, John B.
   Gannett Co., Inc.
   1100 Wilson Boulevard
   Arlington, Virginia  22234
   USA
2. Issuer Name and Ticker or Trading Symbol
   Gannett Co., Inc.
   ("GCI")
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   June 30, 1997
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President/Labor Relations and Assistant General Counsel

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock               |06/24/|M   | |500               |A  |$36.1250   |See Below          |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |06/24/|S   | |500               |D  |$97.5000   |6,656              |D     |                           |
                           |97    |    | |                  |   |           |                   |      |                           |
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Common Stock               |to 04/|    | |                  |   |           |53.249             |I     |(1)                        |
                           |18/97 |    | |                  |   |           |                   |      |                           |
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Common Stock               |to 03/|    | |                  |   |           |293.053            |I     |(2)                        |
                           |31/97 |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |507.468            |I     |(3)                        |
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Common Stock               |      |    | |                  |   |           |140                |I     |(4)                        |
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___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options         |$36.1250|06/24|M   | |500        |D  |12/31|12/31|Common Stock|500    |0      |2,200       |D  |            |
                      |        |/97  |    | |           |   |/94  |/98  |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) Held by the trustee of the Company's Dividend Reinvestment Plan, Norwest Bank, Minnesota, N.A.
(2) Held by the trustee of the Company's 401(k) Plan, Boston Safe Deposit and Trust Company.
(3) Held by the trustee of the Company's Deferred Compensation Plan, The Northern Trust Company.
(4) Held by the spouse or immediate family member of the reporting person. Beneficial ownership is disclaimed.
SIGNATURE OF REPORTING PERSON
/s/     John B. Jaske